Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-66090, 333-115148-01, and 333-12987) of Dynegy Holdings Inc. of our report dated March 16, 2007 relating to the financial statements and financial statement schedule of Dynegy Holdings Inc., which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
March 16, 2007